Exhibit (r)(1)

POWERLAW CORP.

CODE OF ETHICS

Statement of Purpose and Applicability

As a registered closed-end investment company, Powerlaw Corp. (the “Company”) is subject to Rule 17j-1 under the Act (“Rule 17j-1”). Rule 17j-1 makes it unlawful for any Affiliated Person (as defined below) of the Company or its investment adviser, Akkadian CEF Manager, LLC (the “Adviser”), in connection with the purchase or sale, directly or indirectly, by such Affiliated Person of any Security Held or to be Acquired by the Company (as defined below):

1.	To employ any device, scheme or artifice to defraud the Company;

2.	To make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

3.	To engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on the Company; or

4.	To engage in any manipulative practice with respect to the Company.

In accordance with Rule 17j-1, the Company has adopted this Code of Ethics containing provisions it deems reasonably necessary to prevent those of its Affiliated Persons who are Access Persons (as defined below) from engaging in any of such prohibited acts.

In addition, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions. The Adviser has adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 1940 Act. The provisions of the Adviser’s code of ethics may contain additional provisions relating to the obligations of Access Persons. Access Persons of the Adviser are subject to this Code of Ethics as well as the code of ethics for which they are an Access Person.

Definitions

A.	“Access Person” means any director, officer, general partner, member or Advisory Person of the Company or the Adviser.

B.	“Advisory Person of the Company or the Adviser” means:

i.	any director, officer, general partner, member or employee of the Company or the Adviser (or of any company in a Control relationship to the Company or the Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and
ii.	any natural person in a Control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

C.	“Affiliated Person” of another person means:

i.	any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;
ii.	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

iii.	any person directly or indirectly controlling, controlled by, or under common control with, such other person;
iv.	any officer, director, partner, copartner, or employee of such other person;
v.	if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and
vi.	if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

D.	“Beneficial Interest” means beneficial ownership determined pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). This means that an Access Person should generally consider himself to have a Beneficial Interest in any Securities in which he has a direct or indirect pecuniary interest, which include Securities held by any Covered Family Member. In addition, an Access Person should consider himself to have a Beneficial Interest in any Securities held by other persons where, by reason of any contract, arrangement, understanding or relationship, such Access Person has sole or shared voting or investment power.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person. Any such presumption may be rebutted by evidence in accordance with Section 2(a)(9) of the Act.

F.	“Covered Account” means an account maintained with any broker, dealer, bank or other financial institution that holds any Securities in which an Access Person has a Beneficial Interest. A Covered Account includes any account of a Covered Family Member.

G.	“Covered Family Member” means a member of an Access Person’s immediate family who is living in such Access Person’s household. A person is considered a member of an Access Person’s immediate family if such person is a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom the Access Person has an adoptive or “in-law” relationship.

H.	“Covered Security” means a Security, except that such term does not include:
i.	direct obligations of the Government of the United States;
ii.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or
iii.	shares issued by open-end investment companies registered under the Act or under a comparable regulatory regime other than those, if any, that are not money market funds and for which the Adviser (or any person controlling, controlled by or under common control with the Adviser) serves as investment adviser or principal underwriter;
iv.	shares issued by money market funds; and
v.	investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended.

I.	“Designated Officer” means the person designated from time to time by the Company to be its Chief Compliance Officer in accordance with Rule 38a-1 under the Act; provided, that the Company may from time to time designate another person to act on behalf of the Designated Officer during periods when the Designated Officer is absent or disabled, and during such periods the term “Designated Officer” shall mean such other officer.

J.	“Disinterested Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

K.	“Employee of the Company or the Adviser” means

i.	any employee of the Company or the Adviser;

ii.	any employee of a third-party administrator who provides services to the Company or the Adviser similar to those that would be typically provided by an employee described in clause (i) above if not otherwise outsourced to such administrator.

L.	“Federal Securities Laws” means, in addition to the Act and the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, Title V of the Gramm-Leach-Bliley Act, all rules adopted by the Securities and Exchange Commission (the “SEC”) under the foregoing statutes, those provisions of the Bank Secrecy Act that apply to investment companies and investment advisers, and any rules adopted under such provisions by the SEC or the Department of the Treasury.

M.	“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

N.	“Investment Personnel” means:
i.	any employee of the Company, the Adviser, or any administrator (or of any company in a Control relationship to the Company, the Adviser or any administrator), who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and
ii.	any natural person who Controls the Company, the Adviser or any administrator and obtains information concerning recommendations made to the Company with regard to the purchase or sale of securities by the Company.

O.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

P.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

Q.	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, and includes, without limitation:
i.	equity securities;
ii.	shares of or interests in mutual funds, exchange-traded funds (ETFs) and unit investment trusts;
iii.	derivative instruments or other structured products;
iv.	securities issued in private placements;
v.	debt/fixed income securities; and
vi.	limited partnership and limited liability company interests.

R.	“Security Held or to be Acquired by the Company” means:

i.	any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company, one of its subsidiaries or an entity for which the Company acts as adviser; or (B) is being or has been considered by the Company, one of its subsidiaries or the Adviser for purchase by the Company, one of its subsidiaries or an entity for which the Company acts as adviser; and

ii.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i) above.

S.	“Third Party Account” means an account in which a Covered Security is held for the benefit of any individual or entity other than the Company with respect to which an Access Person exercises investment discretion or provides investment advice.

Standards of Conduct

A.	General Standards.

1.	No Access Person may, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by the Company:
a.	engage, directly or indirectly, in any business investment in a manner detrimental to the Company; or
b.	use confidential information gained by reason of his or her employment by or affiliation with the Company in a manner detrimental to the Company.

2.	Before, or at the time that, an Access Person recommends or authorizes the purchase or sale of a Covered Security by the Company, or becomes aware that the Company is considering the purchase or sale of a Covered Security, he or she must promptly disclose to the Designated Officer:
a.	any Beneficial Interest in such Covered Security that he or she has or proposes to acquire;
b.	any interest he or she has or proposes to acquire in any Third Party Account in which such Covered Security is held; and
c.	any interest in or relationship with the issuer of such Covered Security that he or she has or proposes to acquire.

3.	Each Access Person must conduct his or her personal securities transactions in a manner that is consistent with this Code of Ethics and that will avoid an abuse of his or her position of trust and responsibility within the Company.

4.	No Access Person may engage in any act, practice, or course of business that is in breach of the fiduciary duty of care, loyalty, honesty and good faith that he or she, and the Adviser, owe to the Company.

5.	No Access Person may, in connection with the purchase or sale, directly or indirectly, of any Security Held or to be Acquired by the Company, engage in any act, practice or course of business in violation of the Federal Securities Laws.

B.	Pre-Approval Requirements.

Access Persons (other than Disinterested Directors/Trustees) must have written clearance before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or Limited Offering.

An Access Person to the Adviser is not required to obtain prior approval from the Designated Officer for any transaction if such approval was obtained pursuant to the Adviser’s code of ethics.

Reporting, Review and Recordkeeping Procedures

The following reporting, review and record keeping procedures have been established in accordance with Rule 17j-1 and to assist the Company in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Questions regarding these procedures should be directed to the Designated Officer.

A.	Reports to be Completed by Access Persons

Except as set forth in Section IV(B) below, each Access Person of the Company must submit the following reports by completing certifications as required by the Designated Officer, in all cases in such form as is specified by the Designated Officer and containing such information as is required by Rule 17j-1:

a.	Initial Holdings Report. No later than 10 calendar days after becoming an Access Person, the Access Person must complete an Initial Covered Account Certification and an Initial Covered Securities Certification with respect to Covered Accounts and Covered Securities, including the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the date the person became an Access Person and the name of any broker dealer or bank with whom the Access Person maintained an account in which any such securities were held for the direct or indirect benefit of the Access Person. The information reported in the certifications must be current as of a date not more than 45 days prior to the Access Person’s employment start date. Securities acquired in Limited Offerings and other holdings not commonly held in a brokerage account also must be included. An Access Person who fails to submit the certification within 10 calendar days of the date he or she became an Access Person will be prohibited from engaging in any personal securities transactions that require pre-clearance under this Code of Ethics until such certifications are submitted and may be subject to other sanctions.

b.	Quarterly Transaction Report. Within 30 days of the end of each calendar quarter, each Access Person must complete a Quarterly Transaction Certification and a Quarterly Covered Account Certification with respect to Covered Securities transactions during the previous quarter and Covered Accounts, including the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the Covered Security at which the transaction was effected, and the name of the broker, dealer or bank with or through which the transaction was effected. Compliance may require additional certifications.

c.	Annual Holdings Report. Within thirty (30) days of the end of each calendar year, each Access Person must complete an Annual Covered Securities Certification with respect to holdings of Covered Securities, including the title, the number of shares and the principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership and the name of any broker, dealer or bank with whom the Access Person maintains and account in which any such securities are held for the direct or indirect benefit of the Access Person.

B.	Exceptions from Reporting Requirements

1.	A person need not make a report under Section IV(A) with respect to a Covered Security held in, or transactions effected for, any account over which the Access Person has no direct or indirect influence or control.

2.	A Disinterested Director who would be required to make a report solely by reason of being a director of the Company need not make:

a.	an initial holding report pursuant to Section IV(A)(1)(a) or any annual holdings report pursuant to Section IV(A)(1)(c); and
b.	a quarterly transaction report pursuant to Section IV(A)(1)(b) unless he or she knew or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Company purchased or sold, or the Company or the Adviser considered purchasing or selling, the Covered Security.

3.	An Access Person who would otherwise be required to submit reports to the Company under Section IV(A) will not be required to submit such reports where such Access Person is required to file reports pursuant to the Adviser’s code of ethics.

C.	Obligation to Report Violations. Every Access Person who becomes aware of a violation of this Code of Ethics must report it to the Designated Officer, who may report it to management personnel of the Company as appropriate. The Designated Officer and the management personnel to whom a violation is reported shall promptly investigate the matter and take such disciplinary action as they consider appropriate under the circumstances. Any form of retaliation against a person who reports a violation is prohibited and constitutes a violation of this Code of Ethics. The Board of Directors of the Company must be notified, in a timely manner, of remedial action taken with respect to violations of the Code of Ethics.

D.	Company Reports. No less often than annually, the Company and the Adviser must furnish to the Company’s Board of Directors, and the Board of Directors must consider, a written report that:

1.	describes any issues arising under this Code of Ethics, the Adviser’s code of ethics or the related procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of either code of ethics or related procedures and sanctions imposed in response to the material violations; and

2.	certifies that the Company and the Adviser have each adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

E.	Records. The Company shall maintain records with respect to this Code of Ethics in the manner and to the extent set forth below shall be available for examination by the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special, or other examination:

1.	A copy of this Code of Ethics and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.	A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.	A copy of all written acknowledgements as required by this Code of Ethics for each person who is, or within the past five years was, an Access Person;

4.	A copy of each report submitted by an Access Person as required by the Rule or pursuant to this Code of Ethics shall be maintained for at least five years after the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

5.	A record of all persons within the past five years who are or were required to make reports pursuant to paragraph (d) of Rule 17j-1 or this Code of Ethics, or who are or were responsible for reviewing those reports, shall be maintained in an easily accessible place;

6.	A record of the approval by the Board, including a majority of the Disinterested Directors of the Code of Ethics and any material changes to the Code of Ethics, including certifications from the Company and the Adviser that each has adopted procedures reasonably necessary to prevent Access Persons from violating the Company’s or the Adviser’s code of ethics; and

7.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or in a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which such acquisition is approved.

F.	Confidentiality. All reports, duplicate account statements and other information filed or delivered to the Designated Officer or furnished to any other person pursuant to this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

Acknowledgment of Receipt

Upon becoming an Access Person, whenever this Code of Ethics is amended and at least annually, each Access Person must certify to the Designated Officer receipt of this Code of Ethics and any amendments thereto and continued compliance with this Code of Ethics.